Exhibit 10.9

EMPLOYMENT AGREEMENT

Made and entered in Tel Aviv on the __ 2nd of January              2000

BETWEEN

Mr. Ran Oz of Nahal Gaton 27 Modin, Israel (hereinafter: “The Employee”)	of the first party

and

BigBand Networks Ltd. a company formed under the laws of Israel, of ______, Building #4 P.O. Box 58108 Tel-Aviv, Israel (hereinafter: the “Company”)	of the other party

Whereas	The employee has been employed by the Company since 30 November 1998; and

Whereas	The Company desires to continue employing the Employee, and Employee agrees to continue being employed by the Company and, subject to the Company and to its directions, to exert efforts in order to advance the Company’s affairs; and

Whereas	The parties desire to set forth, in writing, their respective rights and obligations pursuant to the terms of this Agreement.

Now, therefore, it is declared and agreed between the parties;

1.	Interpretation:

1.1.	The preamble to this Agreement constitutes an inseparable part thereof.

1.2.	The division of this Agreement into paragraphs and the headings given were done as place-markers and for convenience only, and they are not to be used for interpretation.

2.	The Position

2.1.	The Employee shall be employed on a full-time basis as the Chief Technology Officer of the Company and will be responsible for defining advanced technology into the Company process and implementing market needs into product roadmap and shall be directly subject to the directives of the CEO or the Board of Directors of the Company or the Board of Directors of BigBand Networks Inc. (the “Parent”). The Employee shall devote substantially his full business time and effort to the affairs of the Company. Any additional substantive business undertakings of the Employee must be approved by the Board of Directors of the Company and by the Board of Directors of the Parent in writing in advance.

2.2.	The Employee’s position is one of the positions, which demand a special measure of personal trust, as that term in used is the Law of Hours of Work and Rest 5711-1951, and therefore the provisions of this Law shall not apply to the Employees, and he shall not be entitled to payment for overtime hours.

2.3.	Employment of the Employee pursuant to this Agreement will be deemed to commence as of 1st January 2000 (“Commencement Date”).

3.	The Employee’s Undertakings

3.1.	The Employee undertakes, with the signing of this Agreement to operate to the satisfaction of the Company and to carry out all the instructions related to his employment in accordance with the directions of the CEO and the resolutions of the Board of Directors of the Company and the Board of Directors of the Parent and subject to the provisions of the Company’s Memorandum and Articles of Association.

3.2.	Without detracting from that said, the Employee shall substantially devote his entire knowledge, experience, time and energy to his work at the Company, and shall work to the best of his abilities, conscientiously, with dedication and loyalty for the advancement of the Company and its success.

3.3.	The Employee shall immediately inform the Company and the Parent in writing regarding any matter or other subject with which he or his family is connected, and regarding which conflict of interests may arise between him and the Company.

3.4.	The Employee shall use his best efforts to bring to the knowledge of the Company and the Parent for its attention, without any delay, any information, including information regarding business opportunities in the fields of activity of the Company or of the Company’s subsidiaries, of which he shall become aware of during his employment at the Company.

4.	Salary

4.1.	The Employee’s salary shall be a monthly total amount of the NIS equivalent of $10,000, (hereinafter; “The Base Salary”). The aforementioned Base Salary is exclusive of amounts payable by the Company for the social benefits as set forth in paragraphs 5, 6 and 7 to this Agreement.

4.2.	In the event that the Employee meet certain tasks, to be agreed by the employees, CEO of the Company, the Board of Directors of the Company and the Board of Directors of the Parent, the Employee shall receive a performance bonus of up to 30% of the Base salary for such period.

4.3.	The Company may at its sole discretion increase the Employee’s salary (by 10%) upon the occurrence of certain milestones set forth in Exhibit B hereto.

4.4.	The Employee shall receive the Base Salary and social benefits payable in respect of periods of Employee’s military reserve duty. The Company shall be entitled to receive and to retain any amounts payable by the National Insurance Institute or any other agency or entity in respect of such periods. The Company shall pay or reimburse the Employee for all reasonable business expenses incurred of paid by the Employee in the performance of his duties and responsibilities hereunder, subject to (i) any reasonable expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

5.	Further Social Benefits

The Company shall on behalf of the Employee, make contributions into a Manager’s Insurance Policy and/or Pension Fund and/or Provident Fund to be selected by the Employee and to be maintained in the name of Employee in the following amounts:

13.33%	of the Base Salary to be contributed by the Company
5%	of the Base Salary to be contributed by the Employee

6.	Professional Advancement Fund

The Company shall on behalf of the Employee, make contributions into a professional advancement fund [keren hishtalmut] in the name of Employee in the amount of 7.5% of the Base Salary, provided that the Employee also contributes 2.5% of the Base Salary. Notwithstanding the foregoing, any amounts to be paid under this section, which exceed those permitted by the section 3E of the Income tax Ordinance, will be paid to the Employee directly.

7.	Disability Insurance

The Company shall obtain disability insurance for the Employee at a premium up to 2.5% of the Base Salary.

8.	Yearly Vacation

8.1.	The Employee shall be entitled to annual paid vacation of 24 workdays for every year of work.

8.2.	It is possible to accumulate and/or get remuneration for the days of vacation without limit, provided that all vacations shall be coordinated with the Company.

9.	Car

The Company will provide the Employee with a car of a make, model and specification of his choice, provided that the engine size of the car will not exceed 1800cc, for business use and personal use by him and his immediate family. The Company will pay all maintenance and usage expenses for such car.

10.	Sick Leave

The Employee shall be entitled to sick leave according to the provisions of the law.

11.	Convalescence

The Employee shall be entitled to Convalescence pay as determined by the law.

12.	Release of Money

The Employee shall be entitled to automatic release, without any conditions, of all the money of any kind whatsoever which shall accumulate, including monies which shall accumulate in to the Employee’s benefit pursuant to section 5 and the Professional Advancement Fund, immediately upon termination of his employment at the Company for any reason whatsoever, except in circumstances detailed in section 14 below. Payment of funds accumulated for the specific purpose of severance pay pursuant to section 5 above shall be credited towards the obligation of the Company to pay severance pay to the Employee.

13.	The Term of the Agreement

This Agreement shall commence on the Commencement Date, and shall continue in full force and effect until terminated by the Employee or the Company.

The Employee is entitled to bring this Agreement to an end by written notice to the Company, to be delivered at least six (6) months in advance. If the Employee gives notice to the Company to accordance with the preceding sentence, the Company shall be permitted to stop the de-facto employment of the employee immediately, but this on the condition that it pays the Employee the full salary and the additional conditions, as if the Employee was still de-facto employed by the Company, for such period.

If the Company gives notice regarding the termination of this Agreement at any time, the Company shall be permitted to stop the de-fecto employment of the employee immediately, but this on the condition that it pays the Employee the full salary and the additional conditions, as if the Employee was still de-facto employed by the Company, as said in the Agreement, for the period of advanced notification of twelve (12) months. Any payments made pursuant to the clause shall not be credited against the Company’s liability for severance pay under the relevant law. The Employee shall not be entitled to twelve month’s notice in case of termination by the Company for good cause pursuant to section 14.1 or in the event of death or disability of the Employee as follows: In the event of the Employee’s death or Disability (as defined herein) during the term hereof, the Employee’s employment and this Agreement shall immediately and automatically terminate and the Company shall pay to the Employee (or in the case of death, the Employee’s designated beneficiary or, if no beneficiary has been designated by the Employee, his estate), any Base Salary earned but unpaid through the date of death or Disability and any other benefits owed to the Employee as detailed in section 12 above. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which the Employee is unable to perform substantially all his duties and responsibilities hereunder for an aggregate of 120 days, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated by the Company without undue hardship. Any determination of disability shall be made by a qualified physician or physicians selected by the Company in a reasonable manner. The failure of the Employee to submit to a reasonable examination by such physician or physicians shall constitute a conclusive determination of a permanent Disability.

In the event of a Change in Control (as defined herein), the Employee’s employment shall be deemed terminated by the Company not for good cause if, within one (1) year after the closing of a Change in Control, any of the following has occurred: (1) a reduction in salary or material reduction in the level of benefits of the Employee as in effect on the date immediately prior to the closing of a Change in Control; (2) a diminution in the nature or scope of the Employee’s authority, duties or responsibilities in effect immediately prior to the closing of the Change in Control; or (3) a change in location of the principal office to which the Employee must report of greater than 50 miles.

“Change in Control” shall mean: (x) any merger or consolidation after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding of by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event; or (y) any sale of all or substantially all of the assets, technology or capital stock of the Company (other than in a spin-off or similar transaction); or (z) any change in the share ownership of the Company, whether by issuance or transfer of shares, as a result of which a person or group of persons that did not previously control the Company acquires control of the Company.

In the event that the Employee’s scope of responsibility, position or job description will be materially adversely changed by the Company, then such change shall be deemed, at the Employee’s option, as notice of termination by the Company and the provisions relating to termination by the Company without cause above shall apply to such change.

14.	Infringements

Despite the aforesaid, the Company shall be entitled to cancel this Agreement, should the Employee breach a fundamental term of the Agreement, this after a due decision of the Board of Directors of the Company and the Board of Directors of the Parent.

14.1.	For this Agreement one of the following breaches shall be considered a fundamental breach for termination: (i) the Employee’s refusal to render services to the Company in accordance with the obligations under this Agreement (as determined by the Company); (ii) the Employee’s repeated refusal to follow the material rules of policies of the Company; (iii) the commission by the Employee of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty toward the Company or any of its clients; (iv) the Employee’s material breach of this Agreement and/or the Nondisclosure and Non-Compete Agreement; (v) the commission by the Employee of any act of fraud or embezzlement; or (vi) the Employee’s misappropriation of any money or other assets or property (tangible or intangible) of the Company or the parent or commission of any act that constitutes unfair competition with the Company or the Parent.

15.	Employee Representation

The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof:

15.1.	will not constitute a default under or breach of any agreement or other instrument to which the Employee is a party or by which he is bound, including without limitation, any confidentiality or non competition agreement;

15.2.	do not require the consent of any person or entity;

15.3.	shall not require him to utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

16.	General

16.1.	This Agreement completes the subject of the employment of the Employee as the Company and cancels all previous Agreements on this subject, other than the Non-Disclosure Agreement attached hereto as Exhibit A.

16.2.	The change in this Agreement shall be made in a written document signed by both of the parties.

16.3.	The Employee shall keep the contracts of this Agreement confidential.

16.4.	The addresses of the parties are as stated in the preamble to this Agreement or another address about which the parties shall notify each other. Any notice sent by one party to the other, according to his address, shall be considered as having reached its destination 7 days after being dispatched by registered mail and if hand delivered or sent by facsimile at the time of the delivery.

In witness whereof the parties have come to sign

/s/ Illegible	/s/ Ran Oz
The Company	The Employee

EXHIBIT B

Salary Milestones:

•	Start of beta program

•	Successful end of beta program & start of sales

•	First quarter of sales ever $3M

V.W. (for G.I.)

/s/ ABE

/s/ Ran Oz

NONCOMPETITION, NONDISCLOSURE

AND DEVELOPMENTS AGREEMENT

October 3, 1999

In consideration of my continued employment by the Company (as defined in Exhibit A), I hereby agree with the Company that, effective as of the Effective Time:

1. During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the approval of a majority of the disinterested members of the Company’s Board of Directors. Further, during the period of my employment by the Company I shall not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee consultant, agent, independent contractor or stockholder of any entity or business, (a) engage in any business activity which is directly or indirectly in competition with the products or services being developed, manufactured, sold, marketed, distributed, planned or otherwise provided by the Company at such time, (b) solicit or do business with any customer of the Company or any potential customer of the Company with whom I have had contact or (c) solicit, interfere with or endeavor to entice away any employee of the Company.

2. I shall not at any time, whether during or after the termination of my employment, reveal to any person or entity any Confidential Information (as defined in Exhibit A hereto), except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, nor shall I use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

Furthermore, I agree that during my employment I shall not make, use or permit to be used any Company Documentation (as defined in Exhibit A hereto) otherwise than for the benefit of the Company. I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Documentation, it being agreed that all Company, Immediately upon the termination of my employment I shall deliver all Company Documentation in my possession, and all copies thereof, to the Company, at its main office and I will sign and deliver the “Termination Certificate” attached as Exhibit B.

3. If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined in Exhibit A hereto) that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (b) results from tasks assigned to me by the Company; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

4. I hereby consent to the use of my name, picture, voice, image, and/or likeness by the Company during my employment by the Company. Further, I waive all claims I may now have or may ever have against the Company and its officers, employees, and agents arising out of the Company’s reasonable use, adaptation, reproduction, modification, distribution, exhibition or other commercial exploitation of my name, picture, voice, image and/or likeness during my employment by the Company, including but not limited to right of privacy, right of publicity and celebrity, use of voice, name or likeness, defamation and copyright infringement. I represent and warrant that I have not made any contract or commitment in conflict with this consent and waiver.

5. I shall, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

(a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development developed during my employment by the Company and when so obtained or vested to renew and restore the same; and

(b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

6. If the Company is unable, after reasonable effort, to secure my signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development developed during my employment by the Company, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, upon prior written notice to me of 30 days, to execute and file my such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

7. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

8. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

9. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not, and to the best of may present knowledge and belief, will not breach any agreement or duty to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I am not at the present time restricted from being employed by the Company or entering into this Agreement.

10. I understand as part of the consideration for my employment by the Company that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the company any materials or documents of a former employer that are not generally available to the public, unless I or the Company have obtained written authorization from the former employer for their possession and use.

11. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

12. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

13. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company.

14. This Agreement shall be effective as of the date entered below. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

15. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Delaware and shall be commenced and maintained in any state or federal court located in such state, and I hereby submit to the jurisdiction and venue of any such court.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date first above written.

/s/ Illegible
Signature

RAN OZ
Name - Please Print

Address:	27 Nahal Gaton st.
Modin 71700

EXHIBIT A

DEFINITIONS

The term “Company” shall include Absolute Video, Inc. and any of its subsidiaries, divisions, or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

The term “Company Documentation” shall mean notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs.

The term “Confidential Information” shall mean any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals.

The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection).

EXHIBIT B

Absolute Video, Inc.

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Absolute Video, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further agree that, in compliance with the Noncompetition, Nondisclosure and Developments Agreement, and subject to the limitations and restrictions therein, I will preserve as confidential al trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Date: _____________________

(Signature)

(Print or type name)